Exhibit 99.12

December 7, 2012

Each Fund Listed as a Target Fund on Schedule A

c/o Sun Capital Advisers Trust

One Sun Life Executive Park

Wellesley Hills, MA 02481

Each Fund Listed as an Acquiring Fund on Schedule A

c/o MFS Variable Insurance Trust

500 Boylston Street

Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated November 26, 2012, by and between Sun Capital Advisers Trust, a Delaware statutory trust (“Target Trust”), on behalf of each “Target Fund” listed on Schedule A and MFS Variable Insurance Trust, a Massachusetts business trust (“Acquiring Trust”), on behalf of each “Acquiring Fund” listed on Schedule A (together with the Target Funds, each a “Fund” and collectively the “Funds”), and, solely with respect to paragraphs 9.2 and 11.2, Massachusetts Financial Services Company (“MFS”), the investment adviser to the Acquiring Funds. The Agreement describes seven proposed transactions (each, a “Reorganization”) to occur as of the date of this letter (the “Closing Date”) between each Acquiring Fund and its corresponding Target Fund listed on Schedule A. Pursuant to the Agreement, in each Reorganization, Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. In respect of each Reorganization, this opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you, pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Each Fund serves as a funding vehicle for variable annuity contracts and variable life insurance policies issued or administered by certain insurance companies. Each variable annuity contract and variable life insurance policy funded by the Fund is referred to herein as a “Contract” and each insurance company issuing or administering a Contract is referred to herein as an “Insurance Company.” Each Insurance Company establishes separate accounts through which it holds shares of Target Fund or Acquiring Fund in order to fund the Insurance Company’s obligations to the holders of the Contracts (“Contract Owners”) under the Contracts.

Each Fund Listed as a Target Fund on Schedule A	December 7, 2012
Each Fund Listed as an Acquiring Fund on Schedule A

For purposes of this opinion, we have considered the Agreement, the Joint Prospectus/Proxy Statement filed on August 28, 2012, and such other items as we have deemed necessary to render this opinion. In addition, with respect to each Reorganization, each of Target Fund, Acquiring Fund, MFS, Sun Capital Advisers LLC, Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”) and Sun Life Insurance and Annuity Company of New York (“Sun Life (N.Y.)”) has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain information upon which each of Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) in any of the documents referred to herein, facts that any person or party represents “to the knowledge” (or similar qualification) of such person or party, are true without regard to such qualification.

Each of Sun Life (U.S.) and Sun Life (N.Y.) has represented, among other representations, that each Contract issued or administered by such Insurance Company is treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this opinion, we assume that each of the Contracts issued or administered by an Insurance Company other than Sun Life (U.S.) or Sun Life (N.Y.) is so treated.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, with respect to each Reorganization, for U.S. federal income tax purposes, the Contract Owners will not recognize any taxable income, gain or loss as a result of the Reorganization.

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Each Fund Listed as a Target Fund on Schedule A	December 7, 2012
Each Fund Listed as an Acquiring Fund on Schedule A

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14, and any amendments thereto, relating to the Reorganizations.

Very truly yours,

/S/ Ropes & Gray LLP
Ropes & Gray LLP

SCHEDULE A

Target Funds*	Acquiring Funds*

SC WMC Large Cap Growth Fund	MFS Growth Series

SC Davis Venture Value Fund	MFS Research Series

SC WMC Blue Chip Mid Cap Fund	MFS Mid Cap Growth Series

SC Invesco Small Cap Growth Fund	MFS New Discovery Series

Sun Capital Investment Grade Bond Fund	MFS Research Bond Series

SC PIMCO Total Return Fund	MFS Research Bond Series

SC Lord Abbett Growth & Income Fund	MFS Value Series

*	A Target Fund and an Acquiring Fund are “corresponding” if they are listed in the same row.